SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             June 5, 2002

Wells Real Estate Investment Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation)

0-25739	58-2328421
(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (770) 449-7800

(Former name or former address, if changed since last report)

Item 2.    Acquisition of Assets

The TRW Denver Building

On May 29, 2002, Wells Operating Partnership, L.P. (“Wells OP”), a Delaware limited partnership formed to acquire, own, lease and operate real properties on behalf of Wells Real Estate Investment Trust, Inc. (“Registrant”), purchased a three-story office building containing 108,240 rentable square feet located in Aurora, Arapahoe County, Colorado (“TRW Denver Building”) for a purchase price of $21,060,000, plus closing costs. The TRW Denver Building was completed in 1997 and is located at 750 South Ritchfield Street in Aurora, Colorado.

The entire TRW Denver Building is leased to TRW, Inc. (“TRW”). The TRW lease is a net lease that commenced in October 1997 and expires in September 2007. The current annual base rent payable under the TRW lease is $2,870,709. TRW, at its option, has the right to extend the initial term of its lease for two additional five-year periods at 95% of the then-current market rental rate.

The MFS Phoenix Building

On June 5, 2002, Wells OP purchased a three-story office building containing 148,605 rentable square feet located in Phoenix, Maricopa County, Arizona (“MFS Phoenix Building”) for a purchase price of $25,800,000, plus closing costs. The MFS Phoenix Building was completed in 2000 and is located at 2411 West Peoria Avenue, in Phoenix, Arizona.

The entire MFS Phoenix Building is leased to Massachusetts Financial Services Company (“MFS”). The MFS lease is a net lease that commenced in April 2001 and expires in July 2011. The current annual base rent payable under the MFS lease is $2,347,959. MFS, at its option, has the right to extend the initial term of its lease for two additional five-year periods at 95% of the then-current market rental rate.

Item 7.    Financial Statements and Exhibits.

(a)  Financial Statements.    Since it is impracticable to provide the required financial statements for the acquired real properties described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Registrant hereby confirms that the required financial statements will be filed on or before August 17, 2002, by amendment to this Form 8-K, which date is within the 60-day period allowed to file such an amendment.

(b)  Pro Forma Financial Information.    See Paragraph (a) above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE INVESTMENT TRUST, INC. (Registrant)

By:	/s/ LEO F. WELLS, III
Leo F. Wells, III President

Date: June 17, 2002

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